HALLIBURTON COMPANY
                                   EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE

     The calculation below for earnings per share of the $2.50 par value Common Stock of the Company on a primary and fully diluted basis for the three and nine months ended September 30, 1996 and 1995, is submitted in accordance with Regulation S-K item 601 (b) (11).
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

                                                           Three Months                     Nine Months
                                                        Ended September 30               Ended September 30
                                                   -----------------------------    -----------------------------
                                                      1996             1995             1996            1995
                                                   ------------     ------------    -------------    ------------
                                                    Millions of dollars except       Millions of dollars except
                                                          per share data                   per share data
Primary:
  Net income                                       $     82.6       $     1.1       $    201.2       $     96.4

  Average number of common and common share
     equivalents outstanding                            115.6           114.6            115.6            114.4

  Primary net income per share                     $     0.71       $    0.01       $     1.74       $     0.84

-----------------------------------------------------------------------------------------------------------------

Fully Diluted:
  Net income                                       $     82.6       $     1.1       $    201.2       $     96.4
  Add after-tax interest expense applicable to
     Zero Coupon Convertible Subordinated
      Debentures due 2006                                 -               2.3              -                9.2
                                                   ------------     ------------    -------------    ------------
   Adjusted net income                             $     82.6       $     3.4       $    201.2       $    105.6

   Adjusted average number of shares outstanding        115.6           118.0            115.6            119.0

   Fully diluted earnings per share                $     0.71       $    0.03       $     1.74       $     0.89

The foregoing computations do not reflect any significant potentially dilutive effect the Company's Preferred Stock Purchase Rights Plan could have in the event such Rights become exercisable and any shares of either Series A Junior Participating Preferred Stock or Common Stock of the Company are issued upon the exercise of such Rights.

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